Exhibit No.    99.1

             FOR IMMEDIATE RELEASE:	Thursday, November 9, 2006

         Versar Reports Record Revenues of $22 Million and Funded
         Contract Backlog of $65 Million for the First Quarter of
                             Fiscal Year 2007


       Springfield, VA, Thursday, November 9, 2006 VERSAR, Inc. (Amex: VSR) today reported record quarterly revenue and funded contract backlog with the release of its financial results for the first quarter of fiscal year 2007, ending September 29, 2006.

      Gross Revenue for the first quarter of fiscal year 2007 was $22,285,000, an increase of 65% above the first quarter of fiscal year 2006. This increase was due to the higher construction work and the additional revenue associated with the Company's personnel services contract in Iraq.
      Net income for the first quarter of fiscal year 2007 was $606,000, or $0.07 per share compared to $116,000, or $0.01 per share in the first quarter of fiscal year 2006. The increase in earnings was primarily because of the increased gross revenues mentioned above and reduction in overhead costs as a result of the Company?s cost cutting efforts implemented in fiscal year 2006.

      Funded contract backlog for the Company for the first quarter of fiscal year 2007 was $65 million, a 35% increase over that reported at June 30, 2006. This represents the largest funded contract backlog in the Company?s 38 years of operations. During the first quarter of fiscal year 2007, the Company received $39 million in additional contract funding. A large portion of this funding was for new, large construction projects and follow on funding for our work in Iraq in support of the Air Force.

      Dr. Ted Prociv, President and CEO of Versar said "I am very pleased with the results for the first quarter of 2007.
      The record revenues and funded contract backlog speaks volumes for our efforts and sets a foundation for growth in both the top and bottom line of the Company. Versar weathered the government market slowdowns in FY06 and entered the FY07 as a more robust Company. We successfully crossed a significant milestone in our transition process by moving some of our business base to larger infrastructure markets. We saw an opportunity and entered the international market with excellent results. With the additional top revenue growth and the concurrent increase in profitability, we expect continued further success as we proceed into the future."

      VERSAR, INC., headquartered in Springfield, VA, is a publicly held infrastructure program management company for the Federal Government and the commercial market specializing in homeland defense, engineering and construction management, environmental health and safety and the management of toxic and hazardous materials. VERSAR operates a number of web sites, including the corporate Web sites, http://www.versar.com, http://www.homelanddefense.com, and http://www.geomet.com; and a B2B portal for homeland defense products and services, http://www.nbcprotect.com and http://www.dtaps.com.

      This press release contains forward-looking information.
      The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be significantly impacted by certain risks and uncertainties described herein and in Versar?s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended July 1, 2005. The forward-looking statements are made as of the date hereof and Versar does not undertake to update its forward-looking statements.

      Contact:	James Dobbs			(703) 642-6712
 	Senior Vice President			Email: jdobbs@versar.com


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               VERSAR, INC. AND SUBSIDIARIES
            Consolidated Statements of Operations
      (Unaudited - in thousands, except per share amounts)



                                      For the Three-Month
                                         Periods Ended


                              September 29,       September 30,
                                 2006                 2005

     GROSS REVENUE              $22,285              $13,502
     Purchased services          13,671                5,040
     and materials, at cost     -------------------------------
     NET SERVICE REVENUE          8,614                8,462

     Direct costs of services     6,466                6,875
     and overhead
     Selling, general and         1,497                1,451
     administrative expenses

     OPERATING INCOME               651                  136

     OTHER EXPENSE
     Interest expense                11                   20
     Income tax expense              34                  ---
                                 ------------------------------
     NET INCOME                  $  606               $  116

     NET INCOME PER SHARE -
     BASIC AND DILUTED           $ 0.07              $  0.01
                                 -------------------------------
     WEIGHTED AVERAGE NUMBER
     OF SHARES OUTSTANDING -
     BASIC                        8,148                7,988

                                 -------------------------------
     WEIGHTED AVERAGE NUMBER
     OF SHARES OUTSTANDING -
     DILUTED                      8,429                8,412
                                 -------------------------------